Exhibit 10.39


                                January 25, 2001


Mr. John T. Keiser
1319 Camino Corrales
Santa Fe, NM 87505

Dear Jack:

      This letter confirms our arrangement regarding your resignation as an officer and director of Thermo Electron Corporation and any of its subsidiaries and affiliates (collectively, the "Company").

      The following is our agreement related to your resignation from the
Company:

      1. Termination of Employment: Your employment with the Company will terminate effective as of March 31, 2001 (the "Employment Termination Date"). You will be paid your regular salary through the Employment Termination Date. At the discretion of the new Chief Executive Officer of Thermo Biomedical Inc., you may be considered for part-time employment beyond the Employment Termination Date.

      2. 2000 Bonus: You will be entitled to receive a $120,000 bonus for your performance in 2000, which bonus shall be payable at the same time in 2001 as bonuses to other senior executives are paid. You will be entitled to a bonus of $30,000 for the first quarter of 2001, payable on the Employment Termination Date.

      3. Severance Payments: You will be entitled to receive a lump sum severance payment of $600,000 payable within 10 days after you countersign this letter, representing the sum of two times your current annual base salary. You also will be entitled to receive an additional severance payment of $75,000 on July 1, 2001.

      4. Accrued Vacation: You will be paid for any accrued but unused vacation time which you had earned through the Employment Termination Date. You will not continue to earn vacation or other paid time off after the Employment Termination Date.

      5. Full Payment: You agree that all payments provided to you under paragraphs 1, 2 and 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company through the Employment Termination Date. You agree to reimburse the Company for all personal expenses due and owing to the Company as of the Employment Termination Date.

Mr. John T. Keiser
January 25, 2001
Page 2


      6. Employee Benefit Programs: Your participation in all employee benefit programs of the Company will cease effective as of the Employment Termination Date in accordance with the terms of those programs. You will have the option to elect to continue your health care coverage under COBRA beginning on the day after the Employment Termination Date for a period of up to 18 months, in which case the Company will pay the full monthly premium cost of your coverage under the applicable health care plan. Detailed information will be provided to you under separate cover. You will also have the option, at your sole expense, of converting your basic (not supplemental) life insurance coverage to an individual plan through Prudential. If interested, please let us know by January 31, 2001 and conversion information will be furnished to you. A conversion option is not available for long term disability coverage.

      7. Money Match Plus Plan: Your active participation in the Money Match Plus Plan shall end on the Employment Termination Date. Information will be provided to you regarding various election options available to you regarding your account.

      8. Stock Options: No further vesting of your stock options in the Company and no further lapsing of the Company's repurchase rights will occur after the Employment Termination Date. If you do not exercise your vested options by the earliest of (i) the date of the original expiration date of the options, (ii) the date that is three months after the Employment Termination Date (in the case of options identified with an asterisk next to the grant ID number on the attached schedule) or (iii) the second anniversary of the Employment Termination Date (in the case of all other options identified on the attached schedule), your options will expire and be canceled, and you will have no further rights with respect to your options.

      9. Taxes: All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

      10. Company Property: You will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, including, without limitation, equipment and files in your possession or control, on or before the Employment Termination Date, except that you may retain your personal computer. Further, you agree that on and after the date hereof you will not for any purpose attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.

      11. Restricted Stock: Your 20,000 restricted shares of the Company's common stock shall vest as of the Employment Termination Date.

Mr. John T. Keiser
January 25, 2001
Page 3

      12. Release: In exchange for the consideration described in paragraphs 3 and 11 hereof, you hereby irrevocably and unconditionally waive, release, acquit and forever discharge the Company and each of its respective current, former or future officers, directors, employees, agents, representatives, shareholders and legal predecessors and successors from any and all claims, liabilities, damages, actions, causes of action and suits, whether known or unknown, which you now have, own or hold, or claim to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which you at any time hereafter may have, own or hold, or claim to have owned or held against them, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this agreement, including without limitation those based upon or arising out of the termination of your employment and other relationships with the Company, your service as an officer or director of the Company, your compensation while employed by the Company, your stock options or any terms thereof or relating thereto and any of the Company's policies, procedures or requirements. You hereby agree not to file any lawsuit to assert such claims, which include, but are not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 or other federal, state or local laws prohibiting such discrimination or under any other federal, state or local employment laws.

      YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO SIGNING THIS RELEASE AND TO THE EXTENT DESCRIBED HEREIN YOU ARE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THE COMPANY AND EACH OF ITS RESPECTIVE CURRENT, FORMER OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS, LEGAL PREDECESSORS AND SUCCESSORS BY SIGNING THIS RELEASE. YOU FURTHER UNDERSTAND THAT YOU MAY HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, THAT YOU MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER YOU SIGN IT, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THE 7-DAY REVOCATION PERIOD HAS PASSED WITHOUT REVOCATION. YOU FULLY UNDERSTAND YOUR RIGHT TO TAKE 21 DAYS TO CONSIDER SIGNING THIS RELEASE AND, AFTER HAVING SUFFICIENT TIME TO CONSIDER YOUR OPTIONS, YOU HEREBY WAIVE YOUR RIGHT TO TAKE THE FULL 21-DAY PERIOD. YOU ACKNOWLEDGE THAT YOU ARE SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE CONSIDERATION DESCRIBED IN PARAGRAPHS 3 and 11 HEREOF.

Mr. John T. Keiser
January 25, 2001
Page 4

      13. Restriction on Purchase or Sale of Common Stock: You understand that you will no longer be a "Reporting Person," for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. However, you understand that for a period of six months following the date hereof you are required to report certain transactions pursuant to such rules and regulations on Forms 4 and 5. You are also urged to contact the Corporate Secretary of the Company, Ms. Sandra L. Lambert, should you have any questions regarding compliance with the insider trading regulations under the federal securities laws.

      14. Non-Compete. Until July 1, 2001 (the "Non-Compete Period"), you shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or consultant, compete or engage in any business that competes, anywhere in the world, with the business of the Company. Notwithstanding the foregoing, you may own, solely as an investor, up to 1% of the common stock of any publicly-traded competitor. You agree that the duration and geographic scope of this non-competition provision are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed a series of separate covenants, one for each and every county of each and every state of the U.S. and each and every political subdivision of each and every country outside of the U.S. Further, during the Non-Compete Period, you hereby agree you shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, attempt to induce any employee of the Company to terminate his or her employment with the Company, or hire or caused to be hired any such employee, or attempt to induce any customer or supplier of the Company to terminate its relationship with the Company.

      15. Resignation. You hereby resign effective as of today all of your positions as an officer and director of the Company. Notwithstanding the foregoing, you shall remain an employee until March 31, 2001 in accordance with the terms of paragraph 1 above and shall be entitled to continue to participate until March 31, 2001 in the Company's automobile program for officers and its executive supplemental medical reimbursement program.

      16. Non-Disparagement: You agree that you will continue to support and promote the interests of the Company and that you will not criticize, disparage, defame or in any way comment negatively to anyone about the Company or any of the people or organizations connected with them, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the interests or reputation of the Company and any of the organizations or people connected with them. The Company agrees that it will cause the officers of the Company not to criticize, disparage

Mr. John T. Keiser
January 25, 2001
Page 5


      or defame you or otherwise do or say anything that harms your reputation and that the Company shall be solely responsible for any breach of the provisions in this paragraph 16 by any such officers. Nothing in this provision shall prevent the parties from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings, (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

      17. Cooperation: You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

      18. Waiver of Jury Trial: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and each agrees that he or it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

      19. Company Information and Invention Agreement. You agree to comply with the terms of a Thermo Electron Company Information and Invention Agreement, a copy of which is attached hereto. Such agreement supersedes any prior agreement covering the same subject matter which you may have signed with the Company previously.

      20. Entire Agreement: This letter contains the entire Agreement between you and the Company and supersedes all prior and contemporaneous agreements, communications and understandings, whether written or oral, relating to the subject matter of this letter, including your Executive Retention Agreement (which is hereby canceled), except that your Indemnification Agreement with the Company and the Thermo Electron Company Information and Invention Agreement shall survive in accordance with their terms. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

      21. Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

      22. Relief: In the event of breach of the provisions of this Agreement by any party, in addition to any other rights that the other parties may have

Mr. John T. Keiser
January 25, 2001
Page 6

      under law or in equity, each party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is brought with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party his or its reasonable attorney's fees and expenses.

      23. Successors and Assigns: This Agreement shall be bending upon and inure to the benefit of the parties hereto and their respective successors and assigns, including corporations with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that your obligations are personal and may not be assigned.

      24. Amendment: This Agreement may be amended or modified only by a written instrument executed by you and the Company.

       25. Voluntary Agreement: In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. At the time you sign and return this Agreement, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above.


Date Received by Addressee: January 25, 2001




                           THERMO ELECTRON CORPORATION


                                        By:       /s/ Anne Pol
                                                  -----------------------------
                                        Title:    Senior Vice President,
                                                  Human Resources

Accepted and Agreed to:



/s/ John T. Keiser
-------------------------